Filed pursuant to 424(b)(3)
Registration No. 333-176775

SUPPLEMENT NO. 4
DATED DECEMBER 3, 2012
TO THE PROSPECTUS DATED OCTOBER 18, 2012
OF INLAND REAL ESTATE INCOME TRUST, INC.

This Supplement No. 4 supplements, and should be read in conjunction with, the prospectus of Inland Real Estate Income Trust, Inc., dated October 18, 2012, as previously supplemented by Supplement No. 1 dated October 29, 2012, Supplement No. 2 dated November 13, 2012 and Supplement No. 3 dated November 19, 2012.  Unless otherwise defined in this Supplement No. 4, capitalized terms used herein have the same meanings as set forth in the prospectus.

Prospectus Summary

The following updates the section of the prospectus captioned “Prospectus Summary — Distribution Policy,” which begins on page 28, and all other similar discussions throughout the prospectus.

Distribution Policy

On November 30, 2012, our board of directors declared distributions payable to stockholders of record each day beginning on December 1, 2012 through the close of business on December 31, 2012.  Distributions for record dates in December 2012 will equal a daily amount that, if paid each day for a 366-day period, would equal a 6.0% annualized rate based on a purchase price of $10.00 per share, calculated at a rate of $0.001639344 per share per day. The distributions for the month of December will be paid in arrears on or about January 2, 2013.

We intend to continue paying distributions for future periods in the amounts and at times as determined by our board.

Plan of Distribution

The following information is inserted at the end of the section of the prospectus captioned “Plan of Distribution,” which begins on page 207.

Status of the Offering

The following table provides information regarding the total shares sold in our offering as of November 30, 2012.

	Shares	Gross Offering Proceeds ($) (1)	Commissions and Fees ($) (2)	Proceeds To Us, Before Expenses ($) (3)

From our sponsor in connection with our formation:	20,000	200,000	—	200,000

Shares sold in the offering:	238,888.889	2,150,000		2,150,000

Shares sold pursuant to our distribution reinvestment plan:	—	—	—	—

Shares purchased pursuant to our share repurchase program:	—	—	—	—
Total:	258,888.889	2,350,000		2,350,000

(1)         Gross proceeds received by us as of the date of this table for shares sold to investors pursuant to accepted subscription agreements.

(2)         Inland Securities Corporation serves as dealer manager of this offering and is entitled to receive selling commissions and certain other fees, as discussed further in our prospectus.

(3)         Organization and offering expenses, excluding commissions, will not exceed 1.5% of the gross offering proceeds. These expenses include registration and filing fees, legal and accounting fees, printing and mailing expenses, bank fees and other administrative expenses.